Exhibit 99

FOR IMMEDIATE RELEASE	CONTACT:	Marsha J. Akin Investor Relations (630) 773-3800 www.ajg.com

ARTHUR J. GALLAGHER & CO. ANNOUNCES

$150 MILLION PRIVATE PLACEMENT DEBT TRANSACTION

ITASCA, Ill., November 30, 2009 — Arthur J. Gallagher & Co. (NYSE: AJG) today announced that the company has completed a private placement of $150 million of senior unsecured notes. The notes bear interest at 5.85% and are due in three equal installments in 2016, 2018 and 2019. The company intends to use the net proceeds of the debt transaction to pay down the outstanding balance under its existing line of credit.

The notes have not been registered under the Securities Act or any state securities laws and may not be offered or sold in the United States absent registration or an applicable exemption from registration requirements. This press release shall not constitute an offer to sell or a solicitation of an offer to buy the notes, nor shall it constitute an offer, solicitation or sale in any jurisdiction in which such offer, solicitation or sale is unlawful.

Arthur J. Gallagher & Co., an international insurance brokerage and risk management services firm, is headquartered in Itasca, Illinois, has operations in fifteen countries and does business in over 100 countries around the world through a network of correspondent brokers and consultants.

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